Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this proxy statement/prospectus/consent solicitation statement on Form S-4/A of HomeStreet, Inc. of our report dated March 20, 2025, except for Note 23 – EARNINGS PER SHARE for which the date is July 3, 2025, on the consolidated financial statements of Mechanics Bank, which is included in this Form S-4/A of HomeStreet, Inc.  We also consent to the reference to us under the heading "Experts" in the proxy statement/prospectus/consent solicitation statement.

/s/ Crowe LLP

Sacramento, California
July 15, 2025